UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 20, 2022

ALPINE IMMUNE SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37449	20-8969493
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
188 East Blaine Street, Suite 200
Seattle, Washington 98102
(Address of principal executive offices, including zip code)
(206) 788-4545
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ALPN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02 Termination of a Material Definitive Agreement
On September 20, 2022, Alpine Immune Sciences, Inc. (the “Company”) and Cowen and Company, LLC (“Cowen”) mutually terminated the Sales Agreement (the “Sales Agreement”) between the parties dated July 2, 2021. The Sales Agreement provided that the Company may sell shares of its common stock, from time to time, for up to $75,000,000 in aggregate sales proceeds, through an “at the market” equity offering program under which Cowen acted as sales agent. No shares of the Company’s common stock were sold under the Sales Agreement that has been terminated.
The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which is filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 2, 2021.
Item 8.01. Other Events
On September 20, 2022, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, SVB Securities LLC and Cowen, acting as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to an underwritten public offering of 13,606,000 shares of common stock (the “Firm Shares”) being sold by the Company. The Company has also granted the Underwriters a 30-day option to purchase up to an additional 2,040,900 shares of common stock (the "Option Shares" and, together with the Firm Shares, the “Shares”). All of the Shares are being sold by the Company. The offering price of the Shares to the public is $7.35 per share. The Underwriters will purchase the Firm Shares and the Option Shares (if any) from the Company pursuant to the Underwriting Agreement at a price of $6.909 per share. The net proceeds to the Company from the offering are expected to be approximately $93.5 million, after deducting underwriting discounts and commissions and estimated offering expenses. The offering is expected to close on September 23, 2022, subject to the satisfaction of customary closing conditions.
The offering is being made pursuant to the Company’s previously filed shelf registration statement on Form S-3 (File No. 333-256107), declared effective by the SEC on May 20, 2021, and a related base prospectus included in such registration statement, as supplemented by a preliminary prospectus supplement dated September 20, 2022 and a final prospectus supplement dated September 20, 2022.
The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.
In connection with the Offering, the Company and the Company's directors and officers and certain stockholders also agreed not to sell or transfer any Common Stock without first obtaining the written consent of the representatives, subject to certain exceptions, for 60 days after the date of the final prospectus supplement.
The Underwriting Agreement is filed as Exhibit 1.1 to this report and is incorporated by reference herein. The description of the terms of the Underwriting Agreement and the lock-up agreements is qualified in its entirety by reference to such exhibit. A copy of the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation relating to the legality of the issuance and sale of the Shares in the offering is filed as Exhibit 5.1 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

1.1
Underwriting Agreement, dated September 20, 2022, by and among Alpine Immune Sciences, Inc. and Morgan Stanley & Co. LLC, SVB Securities LLC and Cowen and Company, LLC, as representatives of the several underwriters named therein.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2022	ALPINE IMMUNE SCIENCES, INC.

	By:	/s/ Paul Rickey
	Name:	Paul Rickey
	Title:	Senior Vice President and Chief Financial Officer